EXHIBIT 4.2

                           1996 SUBSCRIPTION AGREEMENT
                                 Pursuant to the
                          INTERSTATE/JOHNSON LANE, INC.
                            RESTATED STOCK AWARD PLAN


         This Subscription Agreement ("Agreement") is entered into as of the 20th day of December, 1996, between Interstate/Johnson Lane, Inc., a Delaware corporation (which, together with its subsidiaries, is referred to herein as the "Company"), and _______________________(the "Employee").

         WHEREAS, the Company and its stockholders previously have approved the Interstate/Johnson Lane, Inc. Restated Stock Award Plan (the "Plan"), pursuant to which the Company may, from time to time, make awards of Common Stock (as hereinafter defined) to and enter into stock purchase agreements with certain of its eligible employees as defined in the Plan;

         WHEREAS, the Plan has been amended and restated, effective October 21, 1996;

         WHEREAS, pursuant to the Plan, the Company has determined to allow the Employee to subscribe to and purchase a certain number of shares of Common Stock subject to the restrictions and provisions of this Subscription Agreement and the Election Form;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

         1.       Definitions.

                  For purposes of this Agreement, the following terms shall have the meanings indicated:

                  (a) "Act" shall have the meaning indicated in Section 10 hereof.

                  (b) "Board" shall mean the Board of Directors of Interstate/Johnson Lane, Inc.

                  (c) "Change in Control" shall mean the occurrence of any of the following: (i) any person, within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "1934 Act"), shall become the beneficial owner, within the meaning of Rule 13d-3 under the 1934 Act, of shares of stock of Interstate/Johnson Lane, Inc. having 25% or more of the total number of votes that may be cast for election of members of the Board, unless the transaction(s) by which such 25% or more was acquired was approved or ratified by a vote of at least two-thirds of the members of the Board of Interstate/Johnson Lane, Inc.; or (ii) for any period of twelve consecutive calendar months beginning after the date of award, a majority of the Board shall fail to consist of individuals who were directors on the first day of such period and/or individuals whose election as directors was approved or recommended by a majority of the members of the Board in office at the time of their election.

                  (d) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor revenue laws of the United States.

                  (e) "Committee" shall mean any committee of directors of the Company designated by the Board to administer the Plan.

                  (f) "Common Stock" shall mean the common stock of Interstate/Johnson Lane, Inc., par value $.20 per share.

                  (g) "Company" shall mean Interstate/Johnson Lane, Inc. and any of its Subsidiaries.

                  (h) "Deferral Account" shall mean an unfunded memorandum deferral account established in the Company's records for the Employee for the purpose of recording the Employee's monthly after-tax payroll withholdings under
Section 5(a) or pre-tax deferrals of
compensation under Section 5(b).

                  (i) "Disability" shall mean the inability or failure of the Employee to perform those duties traditionally assigned to and performed by such Employee for the Company because of the Employee's then existing physical or mental condition, impairment or incapacity. The fact of Disability shall be determined by the Committee, which may consider such evidence as they consider desirable under the circumstances, the determination of which shall be final and binding upon all parties.

                  (j) "Election Form" shall mean the provisions of Section 15 hereof.

                  (k) "Employee" shall mean the individual executing this Agreement.

                  (l) "Plan" shall mean the Interstate/Johnson Lane, Inc. Restated Stock Award Plan as amended and restated as of October 21, 1996 and any subsequent amendments thereto.

                  (m) "Restricted Stock" shall mean Common Stock awarded by the Committee to the Employee under Article VI of the Plan and pursuant to Sections 5 and 6 of this Agreement.

                  (n) "Restricted Period" shall mean the period beginning on the date Restricted Stock is awarded to the Employee hereunder and ending on the first anniversary date of such date; provided, that in no event shall the Restricted Period end with respect to the Restricted Stock until the payment by the Employee to the Company of the amount of any federal, state or local income withholding or other employment tax required with respect thereto pursuant to
Section 9 below. The Committee, in its sole discretion, may alter the one-year Restricted Period for a previously granted award (provided that the Committee may not extend the Restricted

Period for a previously granted award without the prior written consent of the Employee affected thereby), and may provide for the lapse of such restrictions in installments and accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Committee may determine, in its sole discretion, pursuant to a written agreement with or written notification to the Employee.

                  (o) "Retirement from the Industry" or "Retired from the Industry" shall mean, with respect to the Employee, the permanent retirement of the Employee from all aspects of the securities industry, as determined by the Committee. The Employee shall not be eligible to be considered to have Retired from the Industry unless he or she has given advance written notification to the Committee prior to his or her termination of employment, furnished the Committee with such verification as the Committee may request, and executed such confirmations and documentation that he or she has Retired from the Industry as the Committee may request (including, without limitation, affidavits, a confidentiality agreement and covenant not to compete, and permission for the Committee to investigate further). In all events where the Employee wishes to be considered Retired from the Industry, issuance of Common Stock under this Subscription Agreement shall be delayed for a minimum of one year during which time the Employee's actions must be consistent with an intent to remain permanently retired from all aspects of the securities industry.

                  (p) "Subscription Agreement" or "Agreement" shall mean this Agreement between the Company and the Employee in which the Employee subscribes for and agrees to purchase Common Stock pursuant to the Plan. This Agreement shall constitute a Restricted Stock Agreement or Unrestricted Stock Agreement (as applicable pursuant to Section 5) for purposes of the Plan.

                  (q) "Subscription Stock Price" shall mean the greater of (i) the average of the closing prices of Common Stock on the New York Stock Exchange on each trading day during the period beginning November 18, 1996 and ending November 29, 1996, and (ii) $11.00.

                  (r) "Subsidiary" shall mean any subsidiary corporation of Interstate/Johnson Lane, Inc. as defined in Sections 424(f) and 424(g) of the Code.

                  (s) "Termination" shall mean the cessation of the employment relationship between the Company and the Employee for any reason. A leave of absence granted in accordance with the Company's usual procedures, which does not operate to interrupt continuous employment for other benefits granted by the Company shall not be considered a termination of employment under this Agreement. A period of related employment ("Related Employment") during which the Employee is employed by an employer which is not the Company shall not be considered a termination of employment under this Agreement, provided that (i) such employment is undertaken by the Employee at the request of the Company,
(ii) immediately prior to undertaking such employment, the Employee was an officer or employee of the Company or was engaged in Related Employment, and
(iii) such employment is recognized by the Committee, in its sole discretion, as Related Employment for purposes of this Agreement. The death or

Disability of the Employee during a period of Related Employment shall be treated, for purposes of this Agreement, as if the death or onset of Disability had occurred while the Employee was an officer or employee of the Company.

         3. Subscription Amount and Price. The Employee subscribes for and agrees to purchase, over an approximately five year period, that number of shares of Common Stock set forth on the Election Form incorporated herein, for which he shall pay the Subscription Stock Price per share.

         4. Purchase Terms. The Employee agrees to pay the total subscription amount in part through five consecutive annual payments which shall be accumulated through either (i) monthly after-tax payroll withholdings or (ii) monthly pre-tax deferrals of compensation (as described below in Sections 5(a) and 5(b) and as elected by the Employee on the Election Form), such monthly withholdings to begin on or as soon as administratively practicable following January 1, 1997. The amount of such monthly withholdings or deferrals shall be determined by the Company based upon a ten year amortization of the total purchase price determined in accordance with Section 3. The difference between the total subscription amount and the total of the five consecutive annual payments shall be paid by the Employee in lump sum (and not through payroll deduction) on January 15, 2002. Unless otherwise determined by the Committee, the Employee shall not be permitted to prepay any amounts owed pursuant to this Agreement nor shall he be permitted to accelerate or alter the payment terms specified herein.

         5. Deferral Account and Type of Stock. All amounts which have been withheld from pay or deferred by the Employee pursuant to either Section 5(a) or
Section 5(b) as specifically elected by the Employee on the Election Form, less amounts applied toward the purchase of Common Stock, shall be reflected in the Employee's Deferral Account and shall not be credited with interest or earnings. This Deferral Account shall be an unfunded memorandum account maintained for the purpose of determining, subject to the maximum number of shares which may be awarded pursuant to this Agreement, the number of shares of Common Stock that the Employee shall be entitled to receive hereunder. If the Employee elects
Section 5(a), the shares of Common Stock that are issued annually over the five year period of this Agreement to the Employee shall be unrestricted. If the Employee elects Section 5(b), the shares of Common Stock that are issued annually over the five year period of this Agreement to the Employee shall be shares of Restricted Stock. Regardless of whether the Employee elects Section 5(a) or 5(b), the Common Stock issued following the final lump sum payment owed pursuant to this Agreement shall be unrestricted.

                  (a) After-Tax Purchase Program. If so elected by the Employee on the Election Form, the Employee hereby agrees to make monthly installment payments to be applied toward the subscription amount through withholdings from his or her after-tax total base compensation (which consists of fixed semi-monthly or monthly pay and/or commission) for the approximately five year term of this Agreement in the amount determined pursuant to Section 4 above. To be effective, this Agreement (including the Election Form contained in this

Agreement) must be executed by the Employee and received by the Committee or its designee prior to the date on which such monthly payments are to commence.

                  (b) Deferred Compensation Program. If so elected by the Employee on the Election Form, the Employee hereby agrees to make monthly deferrals of his pre-tax total base compensation (which consists of fixed semi-monthly or monthly pay and/or commission) for the approximately five year term of this Agreement in the amount determined pursuant to Section 4 above. To be effective, this Agreement (including the Election Form contained in this Agreement) must be executed by the Employee and received by the Committee or its designee prior to the date on which such deferrals are to commence. The total amount of such deferrals shall reduce all amounts otherwise payable to the Employee during the relevant period.

         6. Issuance of Common Stock. Subject to the limitations of the terms and conditions of the Plan and this Agreement, the Company shall award to the Employee as of January 15, 1998 and as of each January 15 thereafter through January 15, 2002 that number of shares of Common Stock (which shall consist of Restricted Stock, if applicable pursuant to Section 5) determined as follows:

Number of Shares                    Balance in Deferral Account as of January 15
                                    --------------------------------------------
Awarded as of each January 15  =                 Subscription Stock Price

         The Company shall award to the Employee on January 31, 2002 the remaining and unissued shares of Common Stock subscribed for purchase by the Employee following the Employee's payment of the lump sum amount determined pursuant to Section 4 which is due on January 15, 2002.

         Subject to Section 7(c) below, at the time that the Employee's Deferral Account is applied to purchase Common Stock under this Agreement, the Company may issue in the name of each Employee who is awarded Common Stock a stock certificate evidencing the shares of Common Stock. A computerized "book entry" shall be made in the records of the Company to evidence an award of shares of Common Stock to an Employee where no certificate is issued in the name of the Employee. Such Company records, absent manifest error, shall be binding on participating Employees. Each certificate registered in the name of an Employee shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such awards as set forth in Section 7 below. All Common Stock, whether evidenced by book entry or by certificate, shall be subject to this Agreement.

         7.       Special Provisions Applicable to Restricted Stock.

                  (a) No Transfer. The Employee shall not sell, transfer, assign, convey, pledge, encumber or in any manner dispose of the Restricted Stock either voluntarily or involuntarily during the Restricted Period.

                  (b) Legend. Any stock certificate evidencing Restricted Stock shall contain the a restrictive legend such as the following:

                  The transfer or encumbrance of the shares of stock represented by this certificate is restricted under the terms of a Subscription Agreement dated __________________, pursuant to the Interstate/Johnson Lane, Inc. Restated Stock Award Plan, as Amended and Restated as of October 21, 1996, copies of which Subscription Agreement and Plan are on file at the principal office of the Company.

                  (c) No Delivery of Certificate. Any such stock certificates representing awarded Restricted Stock shall be held by the Company, and the Employee shall not be entitled to delivery thereof until the expiration of the Restricted Period. As a condition of any award of Restricted Stock, the Employee shall have delivered to the Company a stock power, endorsed in blank, relating to the shares covered by such award.

                  (d) Transfer After Lapse of Restrictions Subject to Applicable Law. After the lapse of the restrictions under this Agreement and receipt of the Restricted Stock, the Employee may transfer his or her Restricted Stock, subject to any applicable federal or state laws that restrict such transfer, including a sale of such Restricted Stock to the Company.

                  (e) Rights as Shareholder. Notwithstanding the transfer restrictions and forfeiture provisions herein applicable to the Restricted Stock during the Restricted Period, upon the award of Restricted Stock the Employee shall have the entire beneficial ownership of the Restricted Stock and, subject to the Plan and this Subscription Agreement, shall be entitled to exercise the rights and privileges of a shareholder with respect to the Restricted Stock, including the right to receive dividends and the right to vote such Restricted Stock.

         8. Effects of Termination or Change in Control. The occurrence of the following events prior to the fulfillment of the Employee's obligations under this Agreement shall result in the following actions being taken:

                  (a) Termination of Employment. Upon the Termination of the Employee for any reason, the Employee shall be required to fulfill his obligations under this Agreement by making monthly after-tax cash payments to the Company in accordance with the terms and conditions of this Agreement. If the Employee has been issued Restricted Stock pursuant to this Agreement, the Employee shall forfeit all rights to ALL Restricted Stock then issued and outstanding to the Employee hereunder with respect to which the Restricted Period has not expired, unless the Employee's Termination was due to the Employee's death, Disability or Retirement from the Industry. Notwithstanding the foregoing, the Company may in its sole discretion forfeit all of the terminated Employee's rights to purchase any additional Common Stock under this Agreement and return the Employee's withholdings or deferrals made to date under this Agreement and not yet used to purchase Common Stock, paid in cash less applicable income and payroll taxes, without interest or earnings.

                  (b) Change in Control. Upon a Change in Control or upon dissolution or liquidation of the Company (regardless of whether the Employee is terminated as a result of such event), subject to the payment of applicable withholding taxes, (i) the restrictions with respect to Restricted Stock then issued and outstanding to the Employee hereunder shall lapse and the Employee (or his personal representative) shall be entitled to the Restricted Stock free of the transfer restrictions hereunder, and (ii) the Employee (or his personal representative) shall be entitled to the cash withholdings or deferrals, made to date under this Agreement and not yet used to purchase Common Stock, paid as if he had terminated employment on the business day immediately preceding the date of the Change of Control in accordance with the termination of employment provisions of paragraph (a).

         9. Payment of Withholding Taxes. With respect to Restricted Stock, within 10 days prior to (i) the date on which the forfeiture restrictions set forth in Section 7 above shall lapse with respect to the Restricted Stock or
(ii) the date on which the Employee makes an election under Section 83(b) of the Code, or (iii) as soon as reasonably possible following death, and in each case as a condition to the expiration of the Restricted Period and to delivery of certificates for Restricted Stock issued pursuant to this Agreement, the Employee shall pay to the Company the amount of any federal, state or local income tax withholding or other employment tax with respect to the Restricted Stock for which the forfeiture restriction set forth in Section 7 shall lapse. With respect to Common Stock that is not Restricted Stock, within 10 days prior to issuance of such Common Stock to the Employee pursuant to this Agreement, the Employee shall pay to the Company the amount of any federal, state or local income tax withholding or other employment tax with respect to such Common Stock. In the case of an Employee who has elected to make pre-tax compensation deferrals pursuant to Section 5(b) above, if any amounts in the Employee's Deferral Account are returned to the Employee pursuant to Section 8(a), the Company shall have the right to deduct from any payments made under the Plan any federal, state, local or other taxes required by law to be withheld with respect to such payments. The determination of the amount of any federal, state or local income tax withholding or other employment tax due in such event shall be made by the Company and shall be binding on the Employee. If the amount requested is not paid, the Company may refuse to deliver share certificates and if applicable, the Restricted Period shall not lapse. Payment to the Company by the Employee of any required amount of withholding for tax purposes shall be made in United States dollars by cash or check payable to the order of the Company or, unless the Committee in its sole discretion shall determine otherwise and unless such amounts become due as a result of an Employee's election under Section 83(b) of the Code, in whole or in part by an election by the Employee, in accordance with rules adopted by the Committee from time to time, to have the Company withhold shares otherwise issuable pursuant to the Plan having a fair market value equal to such tax liability. Any required payment of withholding taxes to the Company by the Employee shall be made by the Employee prior to payment by the Company to the Employee of cash withholdings or deferrals or Common Stock pursuant to this Agreement.

         10.      No Registration Rights.

                  (a) Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the issuance of Common Stock under this Agreement, any law, regulation or requirements of any government or authority having jurisdiction in the premises shall require either the Company or the Employee to take any action in connection with the shares then to be issued, the issuance of such shares shall be deferred until such action shall have been taken. Nothing in this Agreement shall be construed to obligate the Company at any time (including during or after the Restricted Period, if applicable) to file or maintain the effectiveness of a registration statement under the Securities Act of 1933 (the "Act") or under the securities laws of any jurisdiction, or to take or cause to be taken any action which may be necessary in order to provide an exemption from the registration requirements of the Act under Rule 144 or any other exemption with respect to the Common Stock or otherwise for resale or distribution by the Employee (or by the executor or administrator of such Employee's estate or a person who acquired such Common Stock or other rights by bequest or inheritance or by reason of the death of such Employee) as a result of the receipt of Common Stock hereunder.

                  (b) The Employee hereby represents to the Company that he is acquiring the Common Stock pursuant to this Agreement for investment for his own account and not with a view to the resale or distribution of any part thereof, as such terms are defined in the rules and regulations of the Securities and Exchange Commission promulgated under the Act, and hereby agrees that none of such Common Stock will be sold, transferred or otherwise disposed of unless: (i) a registration statement under the Act shall at the time of disposition be effective with respect to the Common Stock sold, transferred, or otherwise disposed of; (ii) the Company shall have received an opinion of counsel or other information and representations satisfactory to it to the effect that registration under the Act is not required, by reason of the application of Rule 144 or otherwise, for such sale, transfer or other disposition; or (iii) a "no-action" letter shall have been received from the staff of the Securities and Exchange Commission to the effect that such sale, transfer, or other disposition may be made without registration. In the discretion of the Committee, the person receiving stock certificates shall be required at the time of such receipt to reaffirm the foregoing representation to the Company.

         11. General Assets. The Company's obligations under this Agreement are purely contractual, and the parties do not intend that the amount payable hereunder be held by the Company in trust for the Employee or a beneficiary or as a segregated fund. Title to any assets which the Company may earmark or credit to any particular deferral account for purposes of designating or setting aside amounts to satisfy its obligations under this Agreement shall at all times remain in the Company and be subject to the Company's creditors. The Employee or his beneficiary shall not have any property interest whatsoever in any asset or amount attributable to the Deferral Account, and nothing contained in this Agreement (or action taken pursuant to this Agreement) shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Employee, his beneficiary or any other person. Nothing in this
Section 11, however, shall prevent or impede the Employee from enforcing his contractual rights under this Agreement as a general unsecured creditor of the Company.

         12. Resolution of Disputes. Any dispute or disagreement that arises under, or as a result of, or pursuant to, this Agreement shall be determined by the Committee in its absolute and uncontrolled discretion, and any such determination or other determination by the Committee under or pursuant to this Agreement and any interpretation by the Committee of the terms of this Agreement shall be final, binding and conclusive on all parties affected thereby; provided, however, that the Board shall have the right, in its absolute and uncontrolled discretion, to overrule or modify any determination or interpretation made by the Committee, and, in such event, the determinations or interpretations of the Board shall be final, binding and conclusive on all parties affected thereby.

         13. Non-Transferability of Employee's Rights. The Employee's rights and interests under the Plan and this Agreement may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of the Employee's death, but then only to the extent otherwise provided for in this Agreement) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of the Employee in his Common Stock or Deferral Account shall be subject to any obligation or liability of the Employee.

         14.      Miscellaneous.

                  (a) Binding on Successors and Representatives. This Agreement shall be binding, not only upon the parties hereto, but also on their heirs, executors, administrators, personal representatives, successors and assigns (including any transferee of a party to this Agreement); and the parties agree, for themselves and their successors, assigns and representatives, to execute any instrument which may be necessary legally to effect the terms and conditions of this Agreement.

                  (b) Entire Agreement; Relationship to Plan. This Agreement (which includes the Election Form), together with the Plan, constitute the entire agreement of the parties with respect to the Deferral Account and the Common Stock to be awarded pursuant to this Agreement and supersedes any previous agreements, whether written or oral, with respect thereto. This Agreement has been entered into in compliance with the terms of the Plan, and wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

                  (c) Amendment. Neither this Agreement nor any of the terms and conditions herein set forth may be altered or amended verbally, and any such alteration or amendment shall only be effective when reduced to writing and signed by each of the parties, or their respective successors and assigns.

                  (d) Construction of Terms. Any reference herein to the masculine shall include the feminine or neuter, and any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires.

                  (e) Notices. All notices, requests and amendments under this Agreement, shall be in writing, and notices shall be deemed to have been given when personally delivered or sent by prepaid registered mail:

                           (i)      if to the Company, at the following address:

                                       Interstate/Johnson Lane, Inc.
                                       Interstate Tower
                                       P. O. Box 1012
                                       Charlotte, North Carolina  28201-1012
                                       Attention:  Michael D. Hearn, Secretary

                                       or at such other address as the Company
                                       shall designate by notice.

                           (ii) if to the Employee, to the Employee's address appearing in the Company's employment records, or at such other address as the Employee shall designate by notice.

                  (f) Governing Law. This Agreement is entered into in the State of North Carolina and shall be governed by the laws of the State of North Carolina and the parties hereby consent to the jurisdiction of the Superior Court of Mecklenburg County, North Carolina for purposes of adjudicating any issue hereunder.

                  (g) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

                  (h) Employment. Nothing in this Agreement or the Plan shall be interpreted as altering the employment relationship between the Company and the Employee, which relationship has been and shall continue, at the option of the Company, to be employment of the Employee at the will of the Company.

                  (i) Headings. Titles and headings to sections in this Agreement are inserted for reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         15. Employee Election. By completing the following Election Form and executing this Agreement, the Employee hereby makes the indicated elections pursuant to this Agreement.

                  (a)      Number of shares of Common Stock Available for
         Purchase:  [* * *]

                  Subject to the terms and conditions of this Agreement between Interstate/Johnson Lane, Inc. ("IJL") and me dated as of December 20, 1996, I hereby irrevocably subscribe for and agree to purchase ______________ shares of Common Stock.
([OPTION: number of shares elected can be no less than 2,500 and no more than * * *]).

                  (b)      Elect either Option 1 or Option 2.

[ ]      1.       I hereby irrevocably elect to participate in the After-Tax
         Purchase Program pursuant to Section 5(a) of this Agreement and to have withheld from my after-tax compensation each month for the five year period beginning January 1, 1997 and ending December 31, 2001 an amount based upon a ten-year amortization of the total purchase price for the shares of Common Stock I have subscribed for and agreed to purchase under Section 15(a) above. I understand that this amount of my compensation will be withheld from all payroll checks on an after-tax basis, reflected in an unfunded memorandum deferral account on IJL's books and applied towards shares of Common Stock to be awarded in five annual installments as of each January 15 beginning January 15, 1998.
         I further understand and agree to make a lump sum "balloon" payment to IJL on January 15, 2002 equal to the difference between the total purchase price for the shares of Common Stock I have subscribed for and agreed to purchase and the total of my monthly after-tax payments made as of that date to be applied toward the remaining and unissued shares of Common Stock, as more particularly described elsewhere in this Agreement.

[ ]      2.       I hereby irrevocably elect to participate in the Deferred
         Compensation Program pursuant to Section 5(b) of this Agreement and to have deferred from my pro-tax compensation each month for the five year period beginning January 1, 1997 and ending December 31, 2001 an amount based upon a ten-year amortization of the total purchase price for the shares of Common Stock I have subscribed for and agreed to purchase under Section 15(a) above. I understand that this amount of my compensation will be withheld from all payroll checks on a pre-tax basis, reflected in an unfunded memorandum deferral account on IJL's books and applied towards shares of Common Stock to be awarded in five annual installments as of each January 15 beginning January 15, 1998. I further understand and agree to make a lump sum "balloon" payment to IJL on January 15, 2002 equal to the difference between the total purchase price for the shares of Common Stock I have subscribed for and agreed to purchase and the total of my monthly pre-tax deferrals made as of that date to be applied toward the remaining and unissued shares of Common Stock, as more particularly described elsewhere in this Agreement.

                     * * * * * * * * * * * * * * * * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                        INTERSTATE/JOHNSON LANE, INC.



                                        By:

                                        Title:


                                        EMPLOYEE:


                                                                         [SEAL]





                                        Name Printed